Exhibit 97.2

INSIDER TRADING AND

TRANSACTIONS WITH

CEMEX SECURITIES POLICY

Global Policy, as amended and restated, effective as of February 4, 2026.

© 2026. Cemex, S.A.B. de C.V. All rights reserved.

INDEX

1.	POLICY STATEMENT	3

2.	POLICY INTERPRETATION, ENFORCEMENT AND ADMINISTRATION	4

3.	GENERAL PROVISIONS	4

3.1. DEFINITIONS		4

3.2. INSIDER TRADING, TRANSACTIONS WITH CEMEX SECURITIES AND OTHER GUIDELINES		9

ARTICLE 1. COMPLIANCE		9

ARTICLE 2. GENERAL TRADING RESTRICTIONS		9

ARTICLE 3. TRADING WHEN IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION IS PROHIBITED		9

ARTICLE 4. STOCK COMPENSATION PLANS		10

ARTICLE 5. INTERNAL DISCLOSURE OBLIGATIONS		10

ARTICLE 6. CERTAIN RESTRICTIONS AND REPORTING REQUIREMENTS		12

ARTICLE 7. INTERNAL CONTROL MECHANISMS		14

ARTICLE 8. DISCLOSURE OF INFORMATION: HANDLING OF MATERIAL NON-PUBLIC INFORMATION		17

ARTICLE 9. QUIET PERIODS OR BLACK-OUT PERIODS		18

3.3. AMENDMENTS AND WAIVERS		19

3.4. NON-COMPLIANCE PROCESS AND REPORTING		19

3.5. NO RETALIATION		19

3.6. TRAININGS, AUDITS AND OTHER MEASURES		17

EXHIBIT A		22

EXHIBIT B		23

EXHIBIT C		24

EXHIBIT D		26

1. POLICY STATEMENT

Applicable securities laws and regulations prohibit Trading in securities by persons who are aware of material non-public information about a company, as well as the disclosure of material non-public information about a company to others who then Trade in the company’s securities. These Transactions are commonly known as “insider trading”.

Insider trading violations are heavily punished by securities regulators, including but not limited to the:

•	Comisión Nacional Bancaria y de Valores in Mexico (“CNBV”);

•	United States Securities and Exchange Commission (“SEC”); and

•	U.S. Attorney Offices in the United States of America.

While regulatory authorities concentrate their efforts on persons who Trade, or who provide inside information to others who Trade, applicable securities laws and regulations also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading.

Pursuant to the proposal of the Chief Executive Officer of Cemex and the Corporate Practices and Finance Committee of Cemex, the Board of Directors of Cemex has adopted this Policy with the intention to:

Prevent insider trading and to provide guidance to all the members of the Cemex Board of Directors (“Cemex BODM”), members of the Board of Directors of any Affiliate of Cemex (“Affiliate BODM”), Cemex’s Senior Management and Employees of the Cemex Group to avoid the consequences associated with violations of insider trading laws and regulations;

Prevent improper conduct, including the appearance of improper conduct, on the part of the Cemex Group, or anyone employed by or associated with the Cemex Group, not just so-called “Insiders”;

Promote following of and compliance with the principles of transparency in the execution of transactions, equal opportunities in the markets, protecting the confidence in the stock market, observation of good practices in securities markets, absence of conflicts of interest, and prevention of wrong behaviors based on the use of Confidential Information or Material Non-Public Information; and

Promote compliance with control and/or reporting mechanisms contemplated for the Cemex Group, Cemex BODM, Affiliate BODM, Cemex’s Senior Management and Employees of the Cemex Group when Transacting with any securities issued by a Cemex Group company, including procuring such compliance by a third party, when in possession of Material Non-Public Information (as defined below).

Please note that this Policy is not intended to be a complete description of applicable securities laws and regulations. Compliance with this Policy does not ensure compliance with applicable securities laws and regulations. You must err on the side of caution, as securities laws and regulations are strict and may contain certain provisions or presumptions that may cause inadvertent non-compliance and/or put the Cemex Group, a Cemex BODM, a member of the Board of Directors of any Cemex Group company, a Cemex Senior Management member or an Employee in a position where compliance with such laws and regulations would be required to be evidenced.

Compliance with this Policy, including but not limited to the Guidelines, is mandatory for Cemex BODM, Affiliate BODM, Cemex’s Senior Management and Employees, regardless of where they reside or conduct business.

2. POLICY INTERPRETATION, ENFORCEMENT AND ADMINISTRATION

This Policy, as amended and restated, was approved by the Cemex Board of Directors in the terms proposed by the Chief Executive Officer of Cemex and the Corporate Practices and Finance Committee of Cemex. Among other matters, this Policy contains the Guidelines to be followed when Trading.

The parties involved in the application, administration, and enforcement of this Policy and supervision of compliance with the Guidelines are the following:

1.	The Cemex Senior Vice President of Legal;

2.	The Cemex Legal Corporate Finance Department; and

3.	The Cemex Corporate Legal Compliance Department.

When in doubt as to the content or application of this Policy, or where there is conflict between applicable legal requirements under this Policy, Employees have an obligation to contact the Cemex Corporate Legal Compliance Department or the Cemex Legal Corporate Finance Department for guidance. The Cemex Senior Vice President of Legal will have the ultimate responsibility for the interpretation of this Policy after consulting with the Cemex Legal Corporate Finance Department, and, if necessary, with internal and/or external legal counsel, provided any services from external legal counsel are previously duly authorized by the Cemex Senior Vice President of Legal or Cemex’s CFO.

When in doubt as to any requirement or formality to be complied by any person subject to this Policy regarding Trading with Cemex Securities or other securities, such person shall hire their own advisors or consultants (legal, financial, accounting, tax, etc.) at such person’s own expense and ensure that such person complies with all applicable laws and regulations. The Cemex Senior Vice President of Legal may provide or may authorize for any members of the Cemex Legal Corporate Finance Department to provide guidance to any such person, without any liability to any Cemex Group company, including but not limited to information guidelines to allow persons subject to this Policy to obtain knowledge of the securities laws and regulations that are applicable when Trading with securities.

This Policy should be observed in strict compliance with any applicable General Framework.

3. GENERAL PROVISIONS

3.1. DEFINITIONS

•

“Affiliate” means, with respect to any corporation, limited liability company, trust, joint venture, association, company, partnership, or other person, another corporation, limited liability company, trust, joint venture, association, company, partnership, or other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the corporation, limited liability company, trust, joint venture, association, company, partnership, or other person in question. For purposes of this definition, “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the ability of a person or group of persons to, directly or indirectly, through the holding of securities, by contract or otherwise, execute any of the following acts: a) determine the decisions of the general shareholders’ meeting or equivalent governing body of a person; b) appoint or remove the majority of the directors, managers or other persons exercising similar functions in respect of a person; c) hold rights allowing to exercise the vote in respect of more than 50% of the capital stock of a person; or d) direct the management, strategy or main policies of a person.

•

“Business Unit” means any area of the Cemex Group with personnel, resources or assets. The term “Business Unit” also includes countries, regions, departments, divisions, functional areas (including global initiatives within the Cemex Group), companies or specific facilities (ready-mix plants, quarries, etc.) and their Presidents, Executive Vice-presidents, Vice-presidents, Directors or Business Unit Leaders.

•	“Business Unit Leader” means the head of any Business Unit.

•	“Cemex” means Cemex, S.A.B. de C.V.

•

“Cemex CFO” means Cemex’s Executive Vice-President of Finance and Administration and Chief Financial Officer or any other person with an equivalent title who may in the future exercise similar functions in relation to the matters contained herein.

•

“Cemex Corporate Legal Compliance Department” means the Cemex’s Corporate Legal Compliance Department of Cemex’s Global Legal Department or any other department which may in the future exercise similar functions in relation to the matters covered herein.

•

“Cemex Legal Corporate Finance Department” means Cemex’s Legal Corporate Finance Department of Cemex’s Global Legal Department or any other department which may in the future exercise similar functions in relation to the matters covered herein regarding general corporate finance matters and compliance with CNBV, BMV and SEC regulations, and in general with securities, stock markets and capital markets regulations.

•	“Cemex Group” means Cemex and its Affiliates.

•	“Cemex Internal Audit Department” means the Cemex’s Corporate Internal Audit or any other department which may in the future exercise similar functions in relation to the matters covered herein.

•

“Cemex Local Legal Department” means any Cemex Local Legal Department that supervises a specific region, country or Business Unit or any other local department which may in the future exercise similar functions in relation to the matters covered herein.

•	“Cemex Section 16 Insider” means any Cemex BODM or Cemex Section 16 Officer.

•	“Cemex Section 16 Officer” means any officer of Cemex who is subject to reporting obligations under Section 16(a) of the Securities Exchange Act of 1934.

•

“Cemex Securities” means, as applicable, the shares, notes, debentures, bonds, warrants, certificates, promissory notes, bills of exchange, and other securities issued by Cemex or any of Cemex’s Affiliates, registered or not in any registry, capable of circulating in an exchange at a given time, which are issued in series or in mass and represent the capital stock, a proportional part of a good or the participation in a collective credit or any individual credit right of or against Cemex or the corresponding Affiliate, in the terms of applicable national or foreign laws and regulations.

Without limiting the foregoing, Cemex Securities include, but are not limited to:

1.	Any security issued by a Cemex Group company that is registered or not in any registry, stock market, or Stock Exchange;

2.

Deposit certificates commonly known as “American Depositary Receipts” (“ADRs”) and/or Ordinary Participation Certificates (Certificados de Participación Ordinaria, “CPOs”) that have Cemex Securities as underlying security, or other instruments similar to the securities registered in any registry, securities market, or Stock Exchange; and

3.	Derivative instruments, provided that they have as their underlying asset securities registered in any registry, stock market, or Stock Exchange.

•

“Cemex Securities Transactions” means those Transactions involving Cemex Securities carried out directly or indirectly by Cemex or any of Cemex’s Affiliates, Cemex BODM, members of the Board of Directors of any Cemex Group company, Cemex Senior Management and/or Employees.

•

“Cemex Senior Management” means the senior management of the Cemex Group as identified in Cemex’s annual reports and/or other reports filed with the SEC and the CNBV, and/or any other persons determined by the Cemex Senior Vice President of Legal and ratified by the Cemex Board of Directors.

•

“Cemex Senior Vice President of Legal” means the person in charge of the Corporate Legal Department of Cemex, which can include, but not be limited, to general counsel, head of legal, etc. titles or offices, or any other officer or Employee which may in the future exercise similar functions in relation to the matters covered herein.

•

“Confidential Information” means information that the Cemex Group expressly classifies as such in its databases, submissions, documents, contracts, or agreements employed or submitted in the course of its business and/or that regulates the relationship with its customers or other parties or when it is classified as such in terms of the applicable legal provisions, or that by its nature is deemed confidential under the Cemex Group’s policies or applicable laws and regulations.

•	“Employees” means the individuals who occupy a position in or are directly or indirectly employed by any company of the Cemex Group.

•

“General Framework” means (i) the terms and conditions set forth in this Policy, (ii) applicable local laws and regulations to which each Employee is subject to, (iii) charter documents (e.g., by-laws, articles of incorporation or similar governing documents) of the Cemex Group; and (iv) any applicable Cemex Group internal policies.

•

“Guidelines”, refers to the guidelines, policies and control mechanisms required pursuant to Article 4 of the “Disposiciones De Carácter General Aplicables A Las Operaciones Con Valores Que Realicen Los Consejeros, Directivos Y Empleados De Entidades Financieras Y Demás Personas Obligadas” issued by the CNBV or any other guidelines, policies and control mechanisms required under other applicable laws and regulations to Cemex.

•	“Insider”, refers to:

(a)	Cemex BODM, members of the Board of Directors of any Cemex Group company, Cemex Senior Management and Employees that have access to Material Non-Public Information;

(b)

Consultants to the Cemex Group or other persons associated with the Cemex Group, including distributors, sales agents or other partners that may, in the course of their work with the Cemex Group, receive access to Material Non-Public Information (as defined below); and

(c)	Household and immediate family members of those listed in (a) and (b) above.

A copy of this Policy is to be delivered or made available to all persons covered by items (a) and (b) above. Additionally, Insiders must alert persons covered by (c) above about the obligations of this Policy.

•

“Material Information” means information in relation to which there is a substantial likelihood that a reasonable investor would consider the information to be important in making an investment decision or that the disclosure of such information would be viewed by a reasonable investor as significantly altering the overall information available to the public on the corresponding subject matter or that such disclosure is reasonably certain to have a substantial effect on the market price of a security, or that applicable laws and regulations identify as such.

Please consider the following:

Information may be Material Information even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with other information.

Material Information can be positive or negative, and may include but is not limited to:

•	Earnings announcements or estimates, or changes to previously released announcements or estimates;

•	Other unpublished financial results;

•	Write-downs and additions to reserves for bad debts;

•	Expansion or curtailment of operations;

•	New products, inventions or discoveries;

•	Major litigation or government actions;

•	Mergers, acquisitions, spin-offs, reorganizations, tender offers, joint ventures or changes in assets;

•	New analyst reports or changes in analyst recommendations or debt ratings;

•

Events regarding a company’s securities (e.g., registration processes in any registry, market or Stock Exchange, public offers, acquisitions or sale of the shares of Cemex or any of Cemex’s Affiliates, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of security holders or public or private sales of additional securities);

•	Changes in control of a company or extraordinary management developments;

•	Extraordinary borrowing;

•	Liquidity problems; and

•	Changes in auditors or auditor notification that a company may no longer rely on an audit report.

In most cases, regulators, the judicial or administrative courts are the ultimate decision-makers about whether something is or is not Material Information, and they usually judge these cases with the benefit of hindsight.

•

“Material Non-Public Information” means (i) Material Information which has not been disseminated in a manner making it available to all investors generally or that when disseminated sufficient time did not pass-by for the securities markets to digest the information, and/or (ii) that applicable laws and regulations identify as such.

It is important to note that information is NOT necessarily public merely because it has been discussed in the press, which will sometimes report rumors. Information is non-public unless one can point to its official release in at least one of the following ways:

•	Public filings with securities regulatory authorities;

•	Issuance of press releases;

•	Meetings with members of the press and the public that are simultaneously filed with securities authorities; or

•	Information contained in proxy statements and prospectuses.

•

“Material Public Information” means Material Information that has been officially released by the Cemex Group through a public filing with securities regulatory authorities; issuance of a press release; meetings with members of the press and the public that are simultaneously filed with securities authorities; or information contained in proxy statements and prospectuses.

•	“Policy” means this Insider Trading and Transactions with Cemex Securities Policy as may from time to time be changed, amended, restated and/or supplemented.

•	“Quiet Period” or “Black-Out Period” means the period in which Cemex Securities Transactions are NOT permitted.

Generally, this period begins on the earlier of any of these two situations:

1.

The date set forth on a notification sent by the Cemex Corporate Legal Compliance Department or by the Cemex Senior Vice President of Legal informing of the beginning of a Quiet Period or Black-Out Period, and ends on the date set forth on the corresponding notification sent by the Cemex Corporate Legal Compliance Department or by the Cemex Senior Vice President of Legal through any communication channel of the Cemex Group informing the end of a Quiet Period or Black-Out Period; or

2.

1 (one) calendar day after the closing of each calendar quarter (March, June, September and December), and ends, unless informed otherwise through any communication channel of the Cemex Group by the Cemex Senior Vice President of Legal or any person designated by the Cemex Vice President of Legal, at the end the second business day that follows the day the quarterly financial information of Cemex or the relevant Material Non-Public Information becomes Material Public Information (i.e., if Cemex publishes its quarterly results on a Thursday before the market opens, the Quiet Period would cover Friday and end Monday at 11:59 PM (U.S. Eastern Time), so that Cemex or any of Cemex’s Affiliates, any Cemex BODM, Affiliate BODM, Cemex Senior Management and/or Employees that received the Quiet Period or Black-Out Period notice can start Trading on 12:00 AM on Tuesday).

•

“Securities-Related Confidential Information” means Material Non-Public Information or Confidential Information related to securities registration processes in any registry, market or Stock Exchange, public offers, acquisitions or sale of Cemex’s own shares.

•	“Short Sales” include the following prohibited types of Transactions in Cemex Securities: you may not engage in short sales of Cemex Securities.

•	“Stock Compensation Plan” means any stock-based compensation plan implemented by the Cemex Group to eligible participants.

•

“Stock Compensation Vehicle” means any trust or similar vehicle capable of Trading in Cemex Securities whose investment decisions are made by Employees and established for the purpose of delivering and/or facilitating the delivery of Cemex Securities as compensation to Employees (or for similar purposes), including without being limited to any trust or similar vehicle that satisfies the conditions set forth in Article 57 of the Mexican Securities Market Law (Ley del Mercado de Valores) or in any other corresponding applicable Article of the Mexican Securities Law (Ley del Mercado de Valores), as amended.

•

“Stock Exchange” means Bolsa Mexicana de Valores, S.A.B. de C.V. and/or the New York Stock Exchange, and/or any stock exchange or market, in Mexico, the U.S. or outside of Mexico and the U.S., on which any Cemex Securities are listed at any given time, including but not limited to debt Cemex Securities listed on the Irish Stock Exchange plc and any other exchange on which notes or other securities of any company of the Cemex Group are listed on.

•

“Trading”, “Trade”, “Transaction” and “Transact” include (i) the purchase and/or sale of securities by any means, including without being limited to any investment direction under employee benefit plans and/or in the open market; (ii) the exercise of options with an immediate transfer of securities through a broker (“a cashless exercise”); (iii) the execution of any derivatives transaction with securities as the underlying asset; and (iv) other transaction or arrangement, whether or not for value, that directly or indirectly creates, modifies, transfers, or terminates any economic interest in or exposure to a security.

•	“UDI” means Mexican investment units (unidad de inversión) which are inflation indexed currency units.

3.2. INSIDER TRADING, TRANSACTIONS WITH CEMEX SECURITIES AND OTHER GUIDELINES

ARTICLE 1. COMPLIANCE

Every Cemex BODM, members of the Board of Directors of any Cemex Group company, member of Cemex’s Senior Management and Employees are fully responsible for ensuring that they do not violate, and that they do not cause Cemex or Cemex’s Affiliates to violate, any securities laws, regulations or any applicable Cemex Group policy concerning securities Trading in general.

Every Cemex BODM, members of the Board of Directors of any Cemex Group company, member of Cemex’s Senior Management and Employees are, individually, equally responsible for compliance with this Policy by their immediate family members and any other persons with whom they reside, to whom they provide material financial support to or have a close relation with.

ARTICLE 2. GENERAL TRADING RESTRICTIONS

Unless this Policy provides for an exception, any Cemex BODM, Affiliate BODM, Cemex Senior Management member, and Employee must NOT:

1.	Carry out or cause any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates to carry out any Cemex Securities Transaction when in possession of Material Non-Public Information;

2.	Carry out or cause any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates to carry out any Cemex Securities Transaction during a Quiet Period or Black-Out Period;

3.	Carry out or cause any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates to carry out any Short Sales involving Cemex Securities; or

4.

After carrying out or causing a Cemex Securities Transaction (acquisition or sale), execute or cause an opposite Cemex Securities Transaction (sale or acquisition, as applicable) within a period of 3 (three) months from the corresponding Cemex Securities Transaction.

Additionally, unless this Policy provides for an exception, any Cemex BODM, members of the Board of Directors of any Cemex Group company, Cemex Senior Management member or Employee, when in possession of Material Non-Public Information, may only Trade in Cemex Securities under any Stock Compensation Plan, or may only Trade with Cemex, directly or indirectly, Cemex Securities by means of a public offer.

ARTICLE 3. TRADING WHEN IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION IS PROHIBITED

Except as otherwise stated in this Policy, until any Material Non-Public Information becomes Material Public Information, any Cemex BODM, members of the Board of Directors of any Cemex Group company, Cemex Senior Management member and Employee with knowledge of such Material Non-Public Information shall NOT Trade in Cemex Securities and shall NOT cause any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates to Trade in Cemex Securities.

In addition, if any Cemex BODM, members of the Board of Directors of any Cemex Group company, Cemex Senior Management member or Employee obtains Material Non-Public Information concerning another company, including news of a possible transaction between that company and any company of the Cemex Group, such Cemex BODM, members of the Board of Directors of any Cemex Group company, Cemex Senior Management member and Employee, respectively, shall NOT Trade in that other company’s securities and shall NOT cause any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates to Trade in that other company’s securities.

Even after the Material Non-Public Information has become Material Public Information, the corresponding Cemex BODM, member of the Board of Directors of any Cemex Group company, Cemex Senior Management member and/or Employee that was in possession of such Material Non-Public Information, respectively, must wait until sufficient time (one calendar day), or any other number of days included in any Quiet Period or Black-Out Period notice, has passed before Trading or causing a Trade in Cemex Securities or such other company’s securities, in order to allow the market to digest the information.

ARTICLE 4. STOCK COMPENSATION PLANS

Under the Mexican Securities Market Law (Ley del Mercado de Valores), any person that has rights to acquire Cemex Securities under the terms and conditions of any Stock Compensation Plan, may instruct the sale of said Cemex Securities, granted and released from any restriction through the aforementioned Stock Compensation Plan, without violating the provisions of this Policy, as long as they meet the following conditions:

1.

That the instruction to transfer the corresponding Cemex Securities released from any restriction, is formalized or notified to the corresponding plan administrator within 10 (ten) business days following the date of release of any restriction of the Cemex Securities granted under the Stock Compensation Plan, with the understanding that said term will be suspended when Cemex declares a Quiet Period or a Black-Out Period, and once such Quiet Period or Black-Out Period has concluded, the computation of the working days of the aforementioned period will continue; and

2.

That the corresponding Cemex BODM, member of the Board of Directors of any Cemex Group company, Cemex Senior Management member and Employee have not acquired Cemex Securities, directly or indirectly, during a period of 3 (three) months prior to the date in which the instruction to the plan’s administrator to dispose of the Cemex Securities referred to in the previous paragraph plan is formalized or notified.

ARTICLE 5. INTERNAL DISCLOSURE OBLIGATIONS

I.

(1) Any Cemex BODM or Cemex Senior Management member must inform the Cemex Senior Vice President of Legal of their intention to (a) Trade in Cemex Securities, or (b) cause any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates to Trade in Cemex Securities, in each case, before Trading or causing a Trade.

(2) Any Employee must inform the Cemex Senior Vice President of Legal of their intention to cause any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates to Trade in Cemex Securities, before causing a Trade.

II.

Upon being informed of a potential Trade in Cemex Securities pursuant to I. above, the Cemex Senior Vice President of Legal shall inform the person intending to Trade or cause the Trade in Cemex Securities if Cemex or any of Cemex’s Affiliates has instructed or intends to instruct any Trade in Cemex Securities that may overlap with the intended Trade informed pursuant to I. above. In the affirmative case, the person who informed an intended Trade pursuant to I. above shall abstain from executing any such Trade or causing the execution of any such Trade, unless (a) the Trade instructed or intended to be instructed by Cemex or any of Cemex’s Affiliates would be part of a public offer (for example, purchasing CPOs or ADRs in a public offering by Cemex or selling CPOs or ADRs in a tender offer by Cemex), or (b) the Cemex Senior Vice President of Legal determines that an exemption applies pursuant to applicable laws and regulations. The Cemex Senior Vice President of Legal shall inform the person intending to Trade or cause the Trade in Cemex Securities of any other reason that may make the Trade in question illegal or unadvisable, in which case the Trade shall not be made or caused.

III.

(1) Any Cemex BODM or Cemex Senior Management member must inform the Cemex Senior Vice President of Legal of (a) any Trade in Cemex Securities executed by them, or (b) any Trade in Cemex Securities caused by them to be executed by any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates, in each case, on the same date of the corresponding Trade.

(2) Any Employee must inform the Cemex Senior Vice President of Legal of any Trade in Cemex Securities caused by them to be executed by any Stock Compensation Vehicle, Cemex or any of Cemex’s Affiliates, on the same date of the corresponding Trade.

IV.

When informing of a Trade in Cemex Securities pursuant to the foregoing Section III., the person informing of the Trade in Cemex Securities must provide the following information: (i) whether the Trade in Cemex Securities was made in possession of Securities-Related Confidential Information; (ii) if made in possession of Material Non-Public Information or Securities-Related Confidential Information, whether the Trade in Cemex Securities was made in (a) in violation of, or (b) in reliance of any exemption provided by applicable laws and regulations or this Policy; (c) the details of the Trade in Cemex Securities (type of Trade, type, series, class and number of Cemex Securities involved in the Transaction, date executed, monetary amounts involved and known parties involved in the Cemex Securities Transaction); and (d) any other information requested by the Cemex Senior Vice President of Legal.

V.

Any Employee must provide reports each time any such person carries out a Cemex Security Transaction when they have access to Material Non-Public Information or Securities-Related Confidential Information, including when either any such Transaction is executed (a) in violation of, or (b) in reliance of any exemption provided by applicable laws and regulations or this Policy. This report must be sent to the Cemex Senior Vice President of Legal, within 10 (ten) business days following the execution of the operation in question and must include the details of the Cemex Security Transaction (type of Trade, type, series, class and number of Cemex Securities involved in the Transaction, date executed, monetary amounts involved and known parties involved in the Cemex Securities Transaction), as well as any other information requested by the Cemex Senior Vice President of Legal.

VI.

Any Transaction reported pursuant to this Article 5 may be reported in the form attached hereto as Exhibit A. The Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal shall review any such reports.

ARTICLE 6. CERTAIN RESTRICTIONS AND REPORTING REQUIREMENTS

Under the Mexican Securities Market Law (Ley del Mercado de Valores)

Cemex BODM and any Cemex Senior Management member will have, in addition to any other obligation contained in this Policy and/or required by applicable laws and regulations, the following obligations:

1.  Obligation to inform the CNBV about any Cemex Securities Transaction (only when such Cemex Security represents Cemex’s outstanding capital stock or when required by applicable laws and regulations) carried out during a calendar quarter within 5 (five) business days after the end of each quarter, provided that the total amount operated within said period is equal to or greater than 1,000,000 UDIs, considering the value of the UDI at the end of the relevant quarter;

2.  Obligation to inform the CNBV of the sales or acquisitions of Cemex Securities (only when such Cemex Security represents Cemex’s outstanding capital stock or when required by applicable laws and regulations) made within a period of 5 (five) business days, for an amount equal to or greater than 1,000,000 UDIs, considering the value of the UDI on the day of the last Cemex Security Transaction, on the business day following the date on which such amount is reached; and

3.  Obligation to inform the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect (i) in January or February of each year under the annual questionnaires sent by Cemex, (ii) no later than the 15th (fifteenth) day of May of each year or (iii) at the request of the Cemex Senior Vice President of Legal, the number, series, and class of the Cemex Securities in which they are owners or beneficiaries, directly or indirectly, as well as the amount and percentage they represent with respect to Cemex´s capital stock (only when such Cemex Security represents a percentage of Cemex’s outstanding capital stock), through the form attached hereto as Exhibit B or any other form that may be required under applicable laws, regulations or rules.

Under U.S. securities laws and regulations

SEC Rule 144: Sales of Cemex Securities representing Cemex’s outstanding capital stock made in the U.S. open market by a Cemex BODM or Cemex Senior Management member or any other Employee identified as a “Rule 144 Affiliate” by the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect must be made in compliance with SEC Rule 144 (as may be amended) or any other applicable laws, regulations and/or rules, as may be required.

As of the date of this Policy, SEC Rule 144 requires that:

1. Such sales be made through ordinary broker transactions (and brokers may not receive more than a normal commission),

2. Cemex be current in its filing requirements,

3. The corresponding seller does not sell more than the “volume limitations” permitted by the rule in any three-month period, and

4.  If the corresponding seller is selling more than 500 ADRs (5,000 CPOs) or an aggregate of more than U.S.$50,000 in any three-month period, such seller file a Form 144 notice in the form attached as Exhibit C hereto (or any other form which may be required or replaces Form 144 under applicable laws, regulations or rules) electronically on the SEC’s EDGAR database.

For purposes of this paragraph, as of the date of this Policy, the “volume limitations” discussed above prohibit the corresponding seller from selling more than the greater of the following in any three-month period: (x) 1% of the outstanding class of Cemex Securities being sold, and (y) the average reported weekly trading volume during the four weeks preceding the filing of a notice of sale on Form 144.

The Cemex BODM or Senior Management member or any other Employee identified as a “Rule 144 Affiliate” by the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect must submit Form 144 (or any other form which replaces Form 144 in the future) through the corresponding means, as required by the applicable General Framework and contact the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect for guidance.

Section 16(a): The Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect will be available to assist Cemex Section 16 Insiders (i.e., Cemex BODM and Cemex Section 16 Officers) in preparing and filing the following Section 16 reports, but each individual Cemex Section 16 Insider is solely responsible for the timing and contents of his or her reports:

•   Form 3, Initial Beneficial Ownership Statement. A Form 3 is due within 10 calendar days of becoming a Cemex Section 16 Insider, even if such person does not own any equity Cemex Securities at the time. The Form 3 must disclose such person’s position and ownership of any equity Cemex Securities as of immediately prior to assuming office.

•   Form 4, Changes of Beneficial Ownership Statement. A Form 4 is due 10:00 p.m., Eastern, on the second business day following any Transaction by a Cemex Section 16 Insider, whether directly or indirectly, in equity Cemex Securities. While limited reporting exemptions are available, a Cemex Section 16 Insider should assume that a Transaction in equity Cemex Securities would require a Form 4 filing.

•   Form 5, Annual Beneficial Ownership Statement. A Form 5 is due within 45 days after the end of Cemex’s fiscal year. A Form 5 would need to be filed if a Cemex Section 16 Insider had any Transaction that was specifically eligible for deferred reporting on Form 5 (such as acquisitions from gifts) or should have been reported during the last fiscal year but were not. A Form 5 need not be filed if all Transactions otherwise reportable have been previously reported (including voluntarily on a Form 4).

The reports described above must also reflect any indirect ownership by Cemex Section 16 Insiders, including all holdings and Transactions by immediate family members living in the Section 16 Insider’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities Trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

This Article 6 describes certain obligations pursuant to applicable laws and regulations in effect as of the date of issuance of this Policy; however, any person subject to this Policy shall comply with applicable laws and regulations in effect at the given time when Transacting or causing Transactions with Cemex Securities. Cemex BODM, the members of the Board of Directors of any Cemex Group company, Cemex Senior Management and Employees must seek advice when Transacting or causing Transactions with Cemex Securities, including but not limited to notes, bonds, among others, listed in any exchange or market in order to comply with any reporting requirements.

ARTICLE 7. INTERNAL CONTROL MECHANISMS

A control mechanism has been implemented where certain information must be provided by any Cemex BODM, Cemex Senior Manager and Employees to the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect in order to maintain a record of the people who have access to Securities-Related Confidential Information or Material Non-Public Information (the “Information Control”).

The Information Control has the objective of identifying and limiting access to Material Non-Public Information and Securities-Related Confidential Information. Therefore, the Information Control requests and records:

1. Description of the Material Non-Public Information or the Securities-Related Confidential Information;	5. Description of the documents accessed orconsulted that contain the Material Non-Public Information or the Securities-Related Confidential Information;

2.  Date, time, form and means by which the Material Non-Public Information or the Securities-Related Confidential Information became known to the person providing the information to the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect;

6. Name and job title of the person providing the information to the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect; and

3. Country in which the person providing the information to the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect resides;	7. Names of other persons who had knowledge of the corresponding Material Non-Public Information or Securities-Related Confidential Information being reported.

4. Attachments (if applicable) of documents that contain the Material Non-Public Information or the Securities-Related Confidential Information;

A sample format is attached to this Policy as Exhibit D.

Except as provided for at the end of this paragraph, it is the responsibility of each Cemex BODM, member of the Board of Directors of any Cemex Group company, Cemex Senior Manager member and/or Employee gaining access to Material Non-Public Information or Securities-Related Confidential Information to provide the information described above in the Information Control to the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect promptly upon gaining access to the corresponding Material Non-Public Information or Securities-Related Confidential Information. It is the responsibility of the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect to make available the means to register such information in the Information Control document.

Regarding any information received by Cemex BODM in connection with any Cemex Board of Directors meetings and Cemex Board Committee meetings, including any information sent previously to these meetings as part of the materials distributed and to be discussed in these meetings, the Cemex Senior Vice President of Legal shall be responsible for arranging for registering the corresponding information in the Information Control document.

The Information Control will be available to the CNBV and will be retained, as applicable, at least for the period required by applicable laws and regulations.

The Information Control will be under the responsibility of the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect.

The procedures for the effective control of access to Material Non-Public Information and the Securities-Related Confidential Information must ensure the following:

Allow access to Material Non-Public Information or Securities-Related Confidential Information only to those Cemex BODM, members of the Board of Directors of any Cemex Group company, Cemex Senior Management, and Employees, who, due to the nature of their position or employment, find its knowledge essential;

An effective separation and control are kept with regards to the access of archives that contain Material Non-Public Information or Securities-Related Confidential Information pertaining to Cemex´s processes, substantive or business areas; and

Updating Cemex Code of Ethics and Business Conduct, this Policy, and other related policies, including the Cemex BODM manual (or equivalent document) when applicable.

ARTICLE 8. DISCLOSURE OF INFORMATION: HANDLING OF MATERIAL NON-PUBLIC INFORMATION

Any Insider has the obligation to handle any Material Non-Public Information in a secure and discrete manner.

Any Insider who is in possession of Material Non-Public Information is PROHIBITED from sharing or communicating that information to anyone unless authorized in writing by their supervisor.

Unless otherwise permitted as per this Policy, every Insider who is in possession of Material Non- Public Information must ABSTAIN from Trading or causing a Trade with Cemex Securities.

Each person covered by the scope of this Policy should remember that the ultimate responsibility for adhering to this Policy and avoiding improper Trading rests with them. In this regard, it is important that each person covered by this Policy use their best judgment and seek guidance from the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect whenever in doubt. No Cemex Group company is responsible or liable for any person’s non-compliance with this Policy.

There may be situations in which disclosure of Material Non-Public Information is required. As examples, this may be the case when such disclosure is done pursuant to a requirement of law or an order from a competent authority, or in order to obtain advice from a specialized professional for the evaluation of a business opportunity, among other cases. In any such case, in addition to obtaining any authorizations described in this Policy to share any Material Non-Public Information, an Insider shall, before disclosing any Material Non-Public Information, make reasonable efforts to obtain reasonable assurance that the recipient of the Material Non-Public Information intends to act in such a manner that is not inconsistent with this Policy, its own securities transactions policies, and/or applicable laws and regulations. Such reasonable assurance may be in the form of, but is not limited to, the assumption of a non-disclosure and non-use obligation in the relevant agreement, engagement letter, etc.

Selective disclosure of Material Non-Public Information must be AVOIDED. Cemex has established procedures for releasing Material Information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Any Cemex BODM, member of the Board of Directors of any Cemex Group company, Cemex Senior Management member and Employee who inadvertently disclose any Material Non-Public Information must immediately advise the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect so that Cemex can assess its obligations under applicable securities laws and regulations.

ARTICLE 9. QUIET PERIODS OR BLACK-OUT PERIODS

Because of the sensitivity to quarterly earnings results, Cemex instituted Quiet Periods during which Cemex BODM, any member of the Board of Directors of any Cemex Group company, Cemex Senior Management member and/or Employees that received any Quiet Period or Black-Out notice may not Trade Cemex Securities beginning on the first calendar day after the closing of each calendar quarter (March, June, September and December), and ending, unless informed otherwise through any communication channel of the Cemex Group by the Cemex Senior Vice President of Legal or any person designated by the Cemex Vice President of Legal for such effect, at the end of the second business day that follows the day the quarterly financial information of Cemex or the relevant Material Non-Public Information becomes Material Public Information. However, for the avoidance of doubt, all Employees, including Employees that did not receive a Quiet Period notice, that have or are in possession of Material Non-Public Information must also not Trade Cemex Securities until such Material Non-Public Information becomes Material Public Information.

For instance, if Cemex publishes its quarterly results on a Thursday before the market opens, the Quiet Period would cover Friday and usually end Monday at 11:59 PM (U.S. Eastern Time), so that any Cemex BODM, member of the Board of Directors of any Cemex Group company, any member of Cemex Senior Management and/or Employees can start Trading on 12:00 AM on Tuesday.

If an additional Quiet Period is declared, this will be communicated directly to you through the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect.

3.3. AMENDMENTS AND WAIVERS

Further to any changes proposed by the Chief Executive Officer of Cemex to the Policy, Cemex’s Board of Directors delegates the authority to amend and update this Policy to the Cemex Senior Vice President of Legal, only when such amendment or update is required to clarify any interpretations of this Policy, implement changes to the content of any Annex, reflect changes in the process and methodology to comply with this Policy, and to incorporate any updates required by changes in applicable laws or regulations, provided that any such amendment or update (i) is not contrary to the current terms of this Policy and (ii) was proposed by the Chief Executive Officer of Cemex. This Policy may otherwise only be amended and updated by Cemex’s Board of Directors following a proposal by Cemex’s Chief Executive Officer.

This Policy must be analyzed and reviewed at least every two years, or before in accordance with any applicable General Framework, to determine if any updates or amendments are necessary, with the ultimate decision corresponding to Cemex’s Board of Directors.

All changes or amendments to this Policy must be informed to the Cemex Internal Audit Department.

All waivers and exceptions to this Policy, the processes contained herein, and any rules and/or guidelines set forth in this document, must be expressly approved in writing by the Cemex Senior Vice President of Legal or any person designated by the Cemex Senior Vice President of Legal for such effect.

3.4. NON-COMPLIANCE PROCESS AND REPORTING

Strict compliance with this Policy is expected and required from all Employees and Cemex representatives. Any violation of this Policy may result in disciplinary action including but not limited to, employment suspension or termination, as well as any other penalties set forth and applicable pursuant to applicable laws and regulations.

The Cemex Group encourages reporting, in good faith, of any violation regarding this Policy or any applicable laws and regulations. The official channels for reporting any actual or suspected breaches to this Policy are the following:

•	ETHOSline, via online, phone, or e-mail;

•	Cemex Internal Audit Department;

•	Cemex Senior Vice President of Legal; or

•	Cemex Corporate Legal Compliance Department.

3.5. NO RETALIATION

The Cemex Group strictly prohibits retaliation against any individual who reports in good faith any possible non-compliance with this Policy. Such retaliation would be grounds for discipline, including potential termination of employment. No Employee shall be terminated, demoted, suspended, harassed, or discriminated against solely because they reported in good faith an actual or suspected violation of this Policy or General Framework.

3.6. TRAININGS, AUDITS AND OTHER MEASURES

If and when required by the Cemex Corporate Legal Compliance Department, or the corresponding Cemex Regional Legal Department or Cemex Local Legal Department, Employees could be required to attend necessary trainings. Employees that receive training on this Policy can be asked to provide written confirmation that they have received the corresponding training. The Employees that require any training shall be identified by the Cemex Corporate Legal Compliance Department, or the corresponding Cemex Regional Legal Department or Cemex Local Legal Department, at their discretion.

Additionally, the Cemex Corporate Legal Compliance Department, through the corresponding Cemex Regional Legal Department or Cemex Local Legal Department and the Cemex Internal Audit Department and any other internal areas of the Cemex Group deemed necessary by the Cemex Corporate Legal Compliance Department, or any external third-party required for any audit also determined by the Cemex Corporate Legal Compliance Department, has the authority to carry out audits, including audits of Cemex Group devices, systems and platforms, to evaluate Employees´ compliance with this Policy.

The Cemex Corporate Legal Compliance Department, or the corresponding Cemex Regional Legal Department or Cemex Local Legal Department, may require persons subject to this Policy to acknowledge in writing the existence, their understanding and their acceptance, of this Policy; however, nothing in this Policy requires any Employee or Cemex BODM that has to comply with this Policy to acknowledge in writing the existence, understanding and acceptance of this Policy for the Policy to be binding on them.

EXHIBITS CONTAINED IN FOLLOWING PAGES

EXHIBIT A

INTERNAL REPORTING FORM

Date of report:

Name:	Position:	Date of transaction:

Type of transaction (sale, purchase, other):	Security traded (including type, series and/or class):	Issuer of the security:

Price per security:	Volume:	Intermediary or broker:

Known parties involved in the transaction:	Other relevant information:

Signature:

Name:

EXHIBIT B

MEXICAN SECURITIES EXCHANGE COMMISSION FORM

(7) ANEXO U

COMISION NACIONAL BANCARIA Y DE VALORES

REPORTE DE OPERACIONES CELEBRADAS CON VALORES OBJETO DE REVELACION

NOMBRE DE LA EMISORA

PERSONA FISICA

APELLIDO PATERNO	APELLIDO MATERNO	NOMBRE(S)

PERSONA MORAL

DENOMINACION O RAZON SOCIAL

VÍNCULO CON LA EMISORA (Artículo 111 de la Ley del Mercado de Valores)

a) Persona que tenga el 10% o más	c) Miembro del consejo de administración

b) Grupo de personas que tenga el 10% o más	d) Directivo relevante

OPERACIONES CELEBRADAS
VALOR (Emisora y Serie)	TIPO (Enajenación, adquisición)	FECHA DE CONCERTACIÓN	VOLUMEN	PRECIO

FECHA DE ENTREGA DE INFORMACION A CNBV

Domicilio para recibir notificaciones de la persona de que se trate o del representante autorizado (calle, número exterior e interior, colonia, delegación o municipio, código postal, ciudad, estadio, pais).

Teléfono:

NOTA: Tratándose de titulos que incorporen dos o más acciones de una o más series accionarias de la misma Emisora, la información deberá presentarse por cada titulo que las represente y no por las acciones o series accionarias que se amparen en el citado titulo.

El suscrito, bajo protesta de decir verdad, manifiesta que la información y datos contenidos en el presente documento son verdaderos.

NOMBRE Y FIRMA DE: _____________________________________

             (la persona de que se trate o representante autorizado)

THIS FORM IS INCLUDED AS AN EXHIBIT TO THIS POLICY FOR ILLUSTRATIVE PURPOSES ONLY AND MAY BE UPDATED FROM TIME TO TIME WITHOUT NOTICE. BEFORE SUBMITTING A REPORT USING THIS FORM, PLEASE CONTACT THE CEMEX LEGAL CORPORATE FINANCE DEPARTMENT TO ENSURE THAT YOU HAVE THE MOST UP-TO-DATE VERSION.

EXHIBIT C

UNITED STATES SECURITIES EXCHANGE COMMISSION FORM 144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

OMB APPROVAL
OMB Number: 3235-0101
Expires: August 31, 2026
Estimated average burden hours per response 1.0

FORM 144

SEC USE ONLY
DOCUMENT SEQUENCE NO.
CUSIP NUMBER
WORK LOCATION

NOTICE OF PROPOSED SALE OF SECURITIES PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: *This form must be filed in electronic format by means of the Commission's Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) in accordance with the EDGAR rules set forth in Regulation S-T (17 CFR part 232), except that where the issuer of the securities is not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, this form must be filed in accordance with Securities Act Rule 144(h)(2). For assistance with EDGAR issues, please consult the EDGAR- Information for Filers webpage on SEC.gov.*

1 *(a)* NAME OF ISSUER *(Please type or print)*				*(b)* S.E.C. FILE NO.
1 *(c)* ADDRESS OF ISSUER	STREET	CITY	STATE	ZIP CODE

(d) TELEPHONE NO.	
area code	number

2 *(a)* NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD	*(b)* RELATIONSHIP TO ISSUER

INSTRUCTION: The filer should contact the issuer to obtain the S.E.C. File Number.

3 *(a)* Title of the Class of Securities To Be Sold	*(b)* Name and Address of Each Broker Through Whom the Securities are to be Offered or Each Market Maker who is Acquiring the Securities	SEC USE ONLY Broker-Dealer File Number	*(c)* Number of Shares or Other Units To Be Sold *(See instr. 3(c))*	*(d)* Aggregate Market Value *(See instr. 3(d))*	*(e)* Number of Shares or Other Units Outstanding *(See instr. 3(e))*	*(f)* Approximate Date of Sale *(See instr. 3(f))* (MO. DAY YR.)	*(g)* Name of Each Securities Exchange *(See instr. 3(g))*

INSTRUCTIONS:

1. (a) Name of issuer
   (b) Issuer's S.E.C. file number, if any
   (c) Issuer's address, including zip code
   (d) Issuer's telephone number, including area code

2. (a) Name of person for whose account the securities are to be sold
   (b) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)

3. (a) Title of the class of securities to be sold
   (b) Name and address of each broker through whom the securities are intended to be sold
   (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
   (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
   (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
   (f) Approximate date on which the securities are to be sold
   (g) Name of each securities exchange, if any, on which the securities are intended to be sold

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC1147 (07-22)

TABLE I — SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

Title of the Class	Date you Acquired	Nature of Acquisition Transaction	Name of Person from Whom Acquired (*If gift, also give date donor acquired*)	Amount of Securities Acquired	Date of Payment	Nature of Payment

INSTRUCTIONS: If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

TABLE II — SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

Name and Address of Seller	Title of Securities Sold	Date of Sale	Amount of Securities Sold	Gross Proceeds

REMARKS:

INSTRUCTIONS:
See the defnition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that defnition. In addition, information shall be given as to sales by all personswhose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person fling this notic e.

ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed. If such person has adopted a written trading plan or given trading instructions to satisfy Rule 10b5-1 under the Exchange Act, by signing the form and indicating the date that the plan was adopted or the instruction given, that person makes such representation as of the plan adoption or instruction date.

DATE OF NOTICE

(SIGNATURE)

DATE OF PLAN ADOPTION OR GIVING OF INSTRUCTION, IF RELYING ON RULE 10B5-1

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001)

SEC1147 (09-22)

THIS FORM IS INCLUDED AS AN EXHIBIT TO THIS POLICY FOR ILLUSTRATIVE PURPOSES ONLY AND MAY BE UPDATED FROM TIME TO TIME WITHOUT NOTICE. BEFORE SUBMITTING A REPORT USING THIS FORM, PLEASE CONTACT THE CEMEX LEGAL CORPORATE FINANCE DEPARTMENT TO ENSURE THAT YOU HAVE THE MOST UP-TO-DATE VERSION.

EXHIBIT D

DISCLOSURE FORMAT

To complete the Disclosure Format, please access the following link: https://forms.office.com/Pages/ResponsePage.aspx?id=AZDhbsTQEWvi_8A8W0H4RvzmsqEkk9LvcXGCgyqSU9UMUxFOVlYRlpY MllOVUFLUE1EQjI0RFgyWC4u

Insider Trading and Transactions with CEMEX Securities Policy Information Control Form 4/6/21, 4:40 PM

2. Description of the Material Non-Public Information or the Confidential Information / Descripción de la Información Material No Pública o Información Confidencial (Required / Obligatorio) *

3. Date on which the Material Non-Public Information or the Confidential Information became known to the person providing the information to the CEMEX Corporate Compliance Department / Fecha en la que dicha Información Material No Pública o Información Confidencial fue conocida por la persona que proporciona la información al Departamento de Cumplimiento Corporativo de CEMEX (Required / Obligatorio) *

https://forms.office.com/Pages/DesignPage.aspx?lang=en-MX&orig...H4RvzmsqEkk9LvcXGCgyqSU9UMUxFOVIYRlpYMIlOVUFLUE1EQjI0RFgyWC4u Page 2 of 5

Insider Trading and Transactions with CEMEX Securities Policy Information Control Form 4/6/21, 4:40 PM

6. Description of the documents accessed or consulted that contain the Material Non-Public Information or the Confidential Information / Descripción de los documentos a los que se tuvo acceso o que fueron consultados que contienen la Información Material No Pública o Información Confidencial (Required / Obligatorio) *

7. Job title of the person providing the information to the CEMEX Corporate Compliance Department / El puesto de la persona que proporciona la información al Departamento de Cumplimiento Corporativo de CEMEX (Required / Obligatorio) *

https://forms.office.com/Pages/DesignPage.aspx?lang=en-MX&orig...H4RvzmsqEkk9LvcXGCgyqSU9UMUxFOVIYRlpYMllOVUFLUE1EQjI0RFgyWC4u Page 4 of 5

Insider Trading and Transactions with CEMEX Securities Policy Information Control Form 4/6/21, 4:40 PM

8. Names of other persons who had knowledge of the corresponding Material Non-Public Information or Confidential Information being reported / Nombre de las otras personas que hayan tenido conocimiento de Información Material No Pública o Información Confidencial que está siendo reportada (Required / Obligatorio) *

4/6/2021

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Microsoft Forms

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THIS FORM IS INCLUDED AS AN EXHIBIT TO THIS POLICY FOR ILLUSTRATIVE PURPOSES ONLY AND MAY BE UPDATED FROM TIME TO TIME WITHOUT NOTICE. ANY INFORMATION SUBMITTED AS PART OF THE INFORMATION CONTROL MUST BE SUBMITTED USING THE FORM AT THE LINK SPECIFIED IN ARTICLE 7 OF THIS POLICY.